Sapphire Wines, LLC
Emerald Wines, LLC

Combined Financial Statements and
Accompanying Information

For the Period March 20, 2007 (inception)
through December 31, 2007

Year ended December 31, 2008

Six months ended June 30, 2009 and 2008 (unaudited)

Sapphire Wines, LLC
Emerald Wines, LLC

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	2

Combined Balance Sheets as of December 31, 2007, 2008 and
June 30, 2009 (unaudited)	3

Combined Statements of Operations for the period from March 20, 2007 (inception)
to December 31, 2007, year ended December 31, 2008 and six months
ended June 30, 2009 and 2008 (unaudited)	4

Combined Statements of Changes in Members' Deficit for the period from
March 20, 2007 (inception) to December 31, 2007, year ended December 31, 2008
and six months ended June 30, 2009 (unaudited)	5

Combined Statements of Cash Flows for the period from March 20, 2007 (inception)
to December 31, 2007, year ended December 31, 2008 and six months
ended June 30, 2009 and 2008 (unaudited)	6-7

Notes to Combined Financial Statements	8-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Members of Sapphire Wines, LLC
and Emerald Wines, LLC
Franklin, Tennessee

We have audited the accompanying combined balance sheets of Sapphire Wines, LLC and Emerald Wines, LLC (the “Company”) as of December 31, 2008 and 2007, and the related combined statements of operations, changes in members’ deficit, and cash flows for the year ended 2008 and for the period from March 20, 2007 (inception) to December 31, 2007.  The Company’s management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2008 and 2007, and the combined results of their operations and their cash flows for the year ended 2008 and for the period from March 20, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 10, effective October 16, 2009, the Company entered into a membership interest purchase agreement to sell all of the issued and outstanding membership interests of the Company.

/s/ Cherry, Bekaert & Holland, L.L.P.
Charlotte, North Carolina
October 27, 2009

Sapphire Wines, LLC Emerald Wines, LLC

Combined Balance Sheets

	June 30,
	2009	December 31,	December 31,
	(unaudited)	2008	2007

Assets

Current assets
Cash and cash equivalents	$35,740	$70,360	$136,952
Accounts receivable, less allowance of $28,918-2009;
$30,000-2008 and 2007	1,401,670	1,509,551	1,226,415
Other receivables	-	-	372,059
Inventories	14,162,979	11,595,210	8,470,949
Prepaids and other current assets	173,819	203,491	338,886
Total current assets	15,774,208	13,378,612	10,545,261

Property, plant & equipment, net	20,801,581	21,571,986	19,590,127

Other non-current assets	33,088	33,088	33,088

Intangibles	1,325,000	-	-

Total assets	$37,933,877	$34,983,686	$30,168,476

Liabilities and Members' Deficit

Current liabilities
Accounts payable and accrued liabilities	$1,806,915	$4,325,479	$3,698,196
Guaranteed payment and contingent consideration	3,446,768	-	-
Line of credit	7,489,619	7,499,880	4,100,000
Notes payable	3,358,104	234,058	5,000,000
Current portion of long-term debt	5,073,461	5,000,000	-
Current portion of financing obligation	22,776,546	22,936,252	269,266
Current portion of capital lease obligations	94,639	110,101	69,923
Deferred revenue	-	48,500	183,308
Total current liabilities	44,046,052	40,154,270	13,320,693

Long-term liabilities, net of current portion
Financing obligation arising from sale-leaseback
transaction, net of current portion	-	-	20,492,579
Capital lease obligations, net of current portion	181,822	211,408	323,067
Total long-term liabilities, net of current portion	181,822	211,408	20,815,646

Commitments and contingencies

Members' deficit	(6,293,997)	(5,381,992)	(3,967,863)
Total liabilities and members' deficit	$37,933,877	$34,983,686	$30,168,476

The accompanying notes are an integral part of these combined financial statements.	3

Sapphire Wines, LLC Emerald Wines, LLC

Combined Statements of Operations

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Year Ended December 31,	Period from March 20, 2007 (inception) to December 31,
	(unaudited)	(unaudited)	2008	2007

Net sales	$8,319,703	$5,685,506	$13,611,015	$5,289,614
Cost of sales	5,085,652	2,776,101	7,340,035	3,689,376

Gross Profit	3,234,051	2,909,405	6,270,980	1,600,238

Selling, general and administrative expenses	2,314,524	1,553,422	3,506,517	662,008

Income from operations	919,527	1,355,983	2,764,463	938,230

Other (income) and expense
Gain on bargain purchase of business	(1,835,928)	-	-	-
Income from solar power agreement	(128,758)	-	-	-
Interest income	-	-	(906)	(3,474)
Interest expense	1,465,564	1,231,686	2,529,766	778,159
Other (income) expense	(64,198)	-	2,598	17,486
Other (income) and expense - net	(563,320)	1,231,686	2,531,458	792,171

Net income	$1,482,847	$124,297	$233,005	$146,059

The accompanying notes are an integral part of these combined financial statements.	4

Sapphire Wines, LLC Emerald Wines, LLC

Combined Statements of Changes in Members’ Deficit

Total Members’ Deficit
Balance, March 20, 2007 (inception)	$-

Capital contributions	5

Distributions	(4,113,927)

Net income	146,059

Balance, December 31, 2007	(3,967,863)

Distributions	(1,647,134)

Net income	233,005

Balance, December 31, 2008	(5,381,992)

Distributions	(2,394,852)

Net income	1,482,847

Balance, June 30, 2009 (unaudited)	$(6,293,997)

The accompanying notes are an integral part of these combined financial statements.	5

Sapphire Wines, LLC Emerald Wines, LLC

Combined Statements of Cash Flows

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Year Ended December 31,	Period from March 20, 2007 (inception) to December 31,
	(unaudited)	(unaudited)	2008	2007
Cash flows from operating activities
Net income	$1,482,847	$124,297	$233,005	$146,059
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	935,572	790,537	1,616,058	598,323
Gain on bargain purchase of business	(1,835,928)	-	-	-
Gain on disposition of fixed assets	(69,050)	-	(11,637)	-
Bad debt provision (recoveries)	(1,082)	-	-	30,000
Interest added to principal	112,500	-	-	-
Change in operating assets and liabilities:
Accounts receivable	108,963	58,563	(283,136)	(1,256,415)
Other receivables	-	-	372,059	(372,059)
Inventories	1,389,927	(892,683)	(3,124,261)	(8,470,949)
Prepaids and other assets	29,672	286,153	135,395	(338,886)
Other non-current assets	-	-	-	(33,088)
Accounts payable and accrued liabilities	(2,518,564)	(1,752,502)	481,657	3,698,196
Deferred revenue	(48,500)	(113,432)	(134,808)	183,308
Net cash used in operating activities	(413,643)	(1,499,067)	(715,668)	(5,815,511)

Cash flows from investing activities
Additions to property, plant & equipment	(41,121)	(4,028)	(14,889)	(41,433)
Proceeds from sale of fixed assets	69,050	-	11,637	-
Purchase of business	-	(750,000)	(750,000)	(19,750,000)
Net cash provided (used by) investing activities	27,929	(754,028)	(753,252)	(19,791,433)

Cash flows provided by financing activities
Capital contributions	-	-	-	5
Proceeds from line of credit	-	2,869,946	3,399,880	4,100,000
Payments on line of credit	(10,261)	-	-	-
Proceeds from notes payable	3,000,000	-	-	5,000,000
Payments on notes payable	(39,039)	-	-	-
Proceeds from financing obligation	-	-	-	21,000,000
Payments on financing obligation	(159,706)	(49,339)	(278,937)	(238,155)
Payments on capital lease obligations	(45,048)	(26,794)	(71,481)	(4,027)
Distributions	(2,394,852)	(663,884)	(1,647,134)	(4,113,927)
Net cash provided by financing activities	351,094	2,129,929	1,402,328	25,743,896

Net increase (decrease) in cash and cash equivalents	(34,620)	(123,166)	(66,592)	136,952

Cash and cash equivalents
Beginning of period	70,360	136,952	136,952	-

End of period	$35,740	$13,786	$70,360	$136,952

The accompanying notes are an integral part of these combined financial statements.	6

Sapphire Wines, LLC Emerald Wines, LLC

Statement of Cash Flows (continued)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Year Ended December 31,	Period from March 20, 2007 (inception) to December 31,
	(unaudited)	(unaudited)	2008	2007
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,562,434	$624,621	$2,492,682	$667,200

Supplemental disclosure of noncash investing and financing activities:
Business acquired through guaranteed
payment and contingent consideration	$3,957,696	$-	$-	$-

Property and equipment acquired through
accounts payable	$-	$-	$145,626	$-

Property and equipment acquired through
capital leases	$124,046	$-	$234,058	$397,017

Property and equipment acquired through
financing obligation	$-	$1,301,425	$2,453,344	$-

The accompanying notes are an integral part of these combined financial statements.	7

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 1 – Nature of operations

Sapphire Wines, LLC (“Sapphire”), a majority-owned subsidiary of Saphire Advisors, LLC, (“Advisor”), was established on March 20, 2007 (inception) in connection with the acquisition of certain assets and liabilities from Arciero Wine Group, LLC (See Note 3).

Emerald Wines, LLC (“Emerald”), a wholly-owned subsidiary of Advisor, was established on February 27, 2008, in connection with the acquisition of certain assets from Briarcliff Wine Group, LLC (“Briarcliff”) (See Note 3).

Sapphire operates in the wine industry as a producer and marketer of wine, with a broad portfolio of brands across various wine categories, including:  “E”, Cupa Grandis, Eos Reserve, Eos Goddess, Lost Angel and Novella.  In March 2009, Emerald acquired the Caneros Creek and Wildhurst brands.  Sapphire and Emerald (the “Company”) distributes its products through wholesale distributors, major retail chains and locally owned independent retail stores and restaurants across the United States and the world.  The Company considers its multiple brands to be one operating segment.

The Company is a Delaware Limited Liability Company.  The duration of the LLC is perpetual, subject to the provisions defined in the Company’s operating agreements.  Members are not ultimately liable for any debts or losses of the Company beyond such members’ capital contributions.  Transfers of members’ interests are limited to certain conditions as specified in the Company’s operating agreement.

The accompanying information for the six months ended June 30, 2009 and 2008 is unaudited and, in the opinion of management, contains all adjustments, which are all of a normal and recurring nature necessary for a fair statement of financial position and results of operations for such periods.

The Company has included in its statement of operations costs that have been allocated from its parent company, Saphire Advisors, LLC.  Management believes the allocations underlying the combined statements of combined operations are reasonable and appropriate under the circumstances.  The expenses and cost allocations have been determined on a consistent basis which management considers to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented.  The significant allocated expenses that have been incurred by Advisor and allocated to the Company primarily included administrative payrolls.  These expenses have been allocated to the Company based on a percentage of time spent on Company matters.  However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the combined financial statements had the Company been an entity that operated independently.  The amounts included are approximately $98,000 and $140,000, respectively.  The amounts for the six months ended June 30, 2008 and 2009 are $70,000 and $142,000, respectively.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 2 – Summary of significant accounting policies

Principles of combination - The combined financial statements of the Company include the accounts of Sapphire Wines, LLC and Emerald Wine, LLC, since they have common ownership.  All material intercompany accounts and transactions have been eliminated.

Cash equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable - Accounts receivable consist of trade accounts receivable and are stated at cost, less an allowance for doubtful accounts. Credit is extended to customers after an evaluation of the customer’s financial condition.  Generally, collateral is not a required condition of credit extension.  Management’s determination of the allowance for doubtful accounts is based on an evaluation of the accounts receivable, past experience, current economic conditions, and other risks inherent in the accounts receivable portfolio.

Accounts receivable are written off when, in the opinion of management, such receivables are deemed to be uncollectible.  While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in formulating the initial evaluation.  Recoveries of accounts receivable previously written off are recorded when received.

Inventories - Inventories consist of raw materials, bulk wine, case goods, tax deposits, finished goods and tasting room inventory and are valued at the lower of cost (first-in, first-out method) or market.

For Company produced wines, the annual crop and production costs relating to such wines are recognized as work-in-process inventories.  Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale.  For purchased wines, the supplier invoices the costs of the wine, including freight, which are recognized into finished goods inventories at the point of receipt.

In accordance with general practices in the wine industry, wine inventories are generally included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year.

Property, plant and equipment - Property, plant and equipment is stated at cost.  Expenditures for maintenance and repairs which do not significantly extend the useful lives of the related assets are charged to expense as incurred while expenditures for major improvements are capitalized.  Depreciation is computed principally on the straight-line method over the estimated useful lives of the respective asset.  The costs and related accumulated depreciation are removed from the accounts for property sold or retired, and any resulting gain or loss is included in the determination of operating income.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 2 – Summary of significant accounting policies (continued)

Property, plant and equipment (continued) -

A summary of the estimated useful lives follows:

Years
Buildings	20
Leasehold improvements	10
Machinery & equipment	4
Furniture & fixtures	5-7
Vehicles	3
Barrels	3

Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

Intangible assets - The Company reviews its indefinite lived intangible assets annually for impairment, or sooner, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Indefinite lived intangible assets consist principally of trademarks.  The Company acquired its trademarks in an acquisition more fully disclosed in Note 3.

Revenue recognition - The Company recognizes revenue when products are shipped to customers and both the title and the risks and benefits of ownership are transferred, net of estimated allowances for product returns.  Revenue from items sold through the Company’s retail location is recognized at the time of sale.

Cost of goods sold - Costs of goods sold include costs associated with grape growing, external grape costs, packaging materials, winemaking and production costs, vineyard and production administrative support and overhead costs, purchasing and receiving costs and warehousing costs.

Income taxes - With the consent of its members’, the Company has elected to be taxed essentially as a partnership.  Accordingly, the Company’s net income or loss flows to the members’ respective tax returns, and no provision for income taxes is reflected in the financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes―an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  It prescribes the minimum threshold a tax position is required to meet before being recognized in the financial statements.  FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  We adopted FIN 48 on January 1, 2007 as required, and there was no material impact on the company’s financial statements.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 2 – Summary of significant accounting policies (continued)

Advertising costs - Advertising costs are expensed as incurred.  Advertising costs totaled approximately $59,000 and $77,000 for the periods from March 20, 2007 (inception) to December 31, 2007, year ended December 31, 2008, respectively, and $25,600 and $25,100 the six months ended June 30, 2009 and 2008, respectively.

Shipping and handling costs - Shipping and handling costs are included in selling, general and administrative expenses.  These costs totaled approximately $26,700, $66,500, $10,500 and $42,500 for the period from March 20, 2007 (inception) to December 31, 2007, year ended December 31, 2008 and the six months ended June 30, 2009 and 2008, respectively.

Concentrations of credit risk and other concentrations - Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, long-term debt, including capital leases and guaranteed payment and contingent consideration.  The carrying value of these instruments approximates fair value.

The Company places its cash and cash equivalents on deposit with financial institutions in the United States.  In October and November 2008 the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts.  The increased coverage is scheduled to expire on December 31, 2009, at which time it is anticipated amounts insured by the FDIC will return to $100,000.  During the year, the Company from time to time may have had amounts on deposit in excess of the insured limits.  As of year end, the Company had no amount which exceeded these insured amounts.

The Company has certain customers which exceeded 10% of total net sales for the period from March 20, 2007 (inception) to December 31, 2007, year ended December 31, 2008 and six months ended June 30, 2009 and 2008 as follows:

	Net Sales (unaudited)	Accounts Receivable at June 30, 2009 (unaudited)
Customer A	$1,661,981	$176,431
Customer B	1,535,109	257,157
	$3,197,090	$433,588

Net Sales (unaudited)
Customer A	$965,655
Customer B	500,928
$1,466,583

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements
Note 2 – Summary of significant accounting policies (continued)

Concentrations of credit risk and other concentrations (continued) -

	Net Sales	Accounts Receivable at December 31, 2008
Customer A	$2,234,886	$289,212
Customer B	1,321,252	170,617
	$3,556,138	$459,829

	Net Sales	Accounts Receivable at December 31, 2007
Customer A	$1,694,733	$190,721
Customer B	667,703	346,755
	$2,362,436	$537,476

A portion of the Company’s purchases are also concentrated among certain suppliers.  Two of the Company’s suppliers each accounted for more than 10% of total net purchases during the periods noted above.  Management believes it could, if necessary, obtain the same materials from other sources at prices not materially different than that paid under existing terms.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value measurements - Effective January 1, 2008, the Company adopted SFAS 157, which establishes requirements regarding the disclosure of fair value information. SFAS 157 requires fair values to be disclosed based on three levels of input:

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities. Level 3 assets and liabilities include financial instruments the value of which is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 2 – Summary of significant accounting policies (continued)

Newly Issued Accounting Standards - In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141(R)") and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 ("SFAS 160"). SFAS 141(R) changed how business acquisitions are accounted for and SFAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The Company implemented SFAS 141(R) in the first quarter of 2009 and SFAS 160 did not have a material impact on the Company's financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 ("FSP No. 157-2"), to partially defer SFAS No. 157, Fair Value Measurements ("SFAS 157"). FSP No. 157-2 defers the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008.  FSP No. 157-2 was adopted in the first quarter of 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for the Company in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The adoption of SFAS 161 did not have a material impact on the Company's financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). This guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of the expected cash flows used to measure the fair value of the asset when the underlying arrangement includes renewal or extension terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must use consider assumptions that market participants would use about renewal or extension as adjusted for entity-specific factors. FSP 142-3 is effective for the Company beginning January 1, 2009. The adoption of FSP 142-3 did not have a material impact on the Company's financial statements.

In May 2009, the FASB issued FAS No. 165, Subsequent Events ("SFAS 165"), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 requires public companies to evaluate subsequent events through the date that the financial statements are issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted the standard during the second quarter of 2009. The Company has evaluated subsequent events through the time of filing these financial statements with the SEC.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 2 – Summary of significant accounting policies (continued)

Newly Issued Accounting Standards (continued) - FAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 ("SFAS 168"), which was issued by the FASB in June 2009, establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for the Company in the third quarter of 2009, and accordingly, all subsequent reporting will reference the Codification as the sole source of authoritative literature.

Note 3 – Business combinations

On August 3, 2007, the Company executed an Asset Purchase Agreement ("EOS Agreement") to acquire substantially all of the assets of Arciero Wine Group, LLC ("Arciero") for approximately $20,500,000.  Arciero was engaged in the business of producing, distributing and selling wine.

The Company accounted for this acquisition using the purchase method.  The Company allocated the purchase price to the fair value of assets acquired.  The excess of fair value of acquired assets over cost was approximately $2.0 million and was allocated as a pro rata reduction to the acquired assets as a part of the purchase price.

The following table summarizes the purchase allocation of Arciero:

Land & land improvements	$662,913
Equipment & fixtures	3,390,556
Buildings	16,446,531
Total assets acquired	$20,500,000

As discussed in Note 7, the Company simultaneously sold certain assets in a sales-leaseback transaction.

Acquisition of Briarcliff Wine Group, LLC (unaudited)

On March 9, 2009, the Company completed the acquisition of certain assets and contracts of Briarcliff Wine Group, LLC (“Briarcliff”).  Briarcliff was engaged in the business of producing, distributing and selling wine.  Pursuant to the agreement, the Company acquired inventories and brand names and assumed the grape purchase contracts and custom crush and bottling agreements.

In consideration for the sale of these assets and contracts, Briarcliff will receive a guaranteed deferred payment of $2,000,000 by March 2011.  This guaranteed payment is reflected in the balance sheet as a current obligation.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 3 – Business combinations (continued)

Acquisition of Briarcliff Wine Group, LLC (unaudited) (continued)

As part of the purchase agreement, the sellers may also receive up to approximately $1,524,000 should all of the purchased wine inventory be sold within a ten-year period.  The approximate pay out schedule based on the Company’s projected case sales are as follows:  2009 - $47,000; 2010 - $1,440,000 and 2011 - $37,000.  These contingent payments are recorded at their approximate fair value of $1,447,000 on the balance sheet as a current obligation.

The aggregate purchase price was approximately $3,447,000.  The following summarizes the estimated fair values, using level 3 inputs, of the assets acquired at the date of acquisition.  The estimated fair values are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired, a gain of approximately $1,835,928 reflecting the bargain purchase of Briarcliff was reflected in the results of operations for the six months ended June 30, 2009.

Inventories	$3,957,696
Intangible assets – brand	$1,325,000

Proforma effect of acquisition (unaudited)

The purchase of Briarcliff has been included in the financial statements of the company since March 9, 2009.

The unaudited proforma information below presents the results of operations as if the acquisitions of Briarcliff had occurred on the first day of the preceding year.  The unaudited proforma information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations of the combined companies had these events occurred at the beginning of the year presented nor is it indicative of future results:

				Period from
		Six Months		March 20, 2007
	Six Months	Ended	Year Ended	(inception) to
	June 30, 2009	June 30, 2008	December 31, 2008	December 31, 2007

Total revenue	$8,789,718	$7,307,722	$16,846,791	$7,879,330
Net income (loss)	$1,515,561	$(335,145)	$(683,878)	$62,637

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 4 – Inventories

A summary of inventories by entity consists of the following:

	June 30, 2009 (unaudited)	December 31, 2008	December 31, 2007

Raw materials	$447,292	$485,131	$496,677
Bulk wine	8,720,773	9,007,186	6,006,823
Finished goods	4,874,385	1,988,599	1,880,389
Tasting room	120,529	114,294	87,060
	$14,162,979	$11,595,210	$8,470,949

Note 5 – Property, plant and equipment

A summary of property, plant and equipment by entity consists of the following:

	June 30, 2009 (unaudited)	December 31, 2008	December 31, 2007
Land	$1,447,051	$1,447,051	$638,660
Building	16,570,639	16,446,530	15,844,828
Computers and equipment	42,090	15,122	15,122
Furniture and fixtures	96,234	93,811	59,412
Winery equipment and fixtures	3,313,660	3,310,942	3,010,215
Vehicles	32,500	32,500	32,500
Barrels	707,427	707,427	502,495
Leasehold improvements	1,709,132	1,697,625	23,575
Construction in progress	35,358	35,358	61,643
	23,954,091	23,786,366	20,188,450
Less accumulated depreciation	(3,152,510)	(2,214,380)	(598,323)
	$20,801,581	$21,571,986	$19,590,127

Included in property, plant and equipment is certain equipment which is leased under capital lease agreements (Note 9).  The combined balance sheets include the following capital leases:

	June 30, 2009 (unaudited)	December 31, 2008	December 31, 2007

Equipment under capital leases	$412,441	$412,441	$412,441
Accumulated amortization	(245,372)	(180,032)	(49,351)
Net equipment under capital leases	$167,069	$232,409	$363,090

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 6 – Line of credit and long-term debt

The Company has a revolving line of credit that is collateralized by substantially all accounts receivable, inventory and various other personal property, under the terms of the line of credit agreement.  The Company can make advances on the line based on a prescribed borrowing base calculated at an amount equal to the sum of (a) 80% of eligible accounts receivable, plus (b) 60% of eligible finished goods inventory, plus (c) 70% of eligible bulk inventory, plus 50% of eligible other inventory.  At any time the maximum outstanding balance on the revolving line of credit agreement cannot exceed $7,500,000.  Interest on the revolving line of credit accrues at a variable rate (6.25%, 6.25% and 7.0% at June 30, 2009, December 31, 2008 and December 31, 2007, respectively).  Interest on this loan is payable monthly in arrears.  All outstanding principal and accrued interest on the line of credit was due on October 1, 2009.

A summary of the Company’s long-term debt obligations is as follows:

	June 30, 2009 (unaudited)	December 31, 2008	December 31, 2007
Term loan A – originated August 2007 and amended August 2008 and again in January 2009. Interest is currently 12.0% per annum payable the first day of each month. Note is guaranteed by the Company’s majority owner. (A)	$5,073,461	$5,000,000	$5,000,000

Notes payable

Term loan B – originated January 2009, interest at 15.0% per annum payable monthly. Outstanding principal and accrued interest due November 1, 2009. Note is guaranteed by the Company’s majority owner.	3,000,000	-	-

$400,000 note payable, interest only, payable monthly at 6.25% due November 1, 2009, collateralized by barrels and equipment.	358,104	234,058	-

Total short-term notes payable	$3,358,104	$234,058	$-

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 6 – Line of credit and long-term debt (continued)

Notes payable (continued)

(A) - The Company executed a Renewal Promissory Note (the “Renewal”) on August 21, 2008 to the original Promissory Note dated July 31, 2007.  The Renewal amends certain of the terms stated in the original promissory note agreement.  As a result of the Renewal, the maturity date is the first of April 1, 2013 or the date, if any, on which the Company sells any of its interest in one or more of the beverage brands.  Interest on the outstanding principal balance bears interest from the date of the Renewal through and including December 31, 2008 at a rate equal to 9% per annum and commencing January 1, 2009, monthly installments of principal and interested based upon a ten year amortization schedule will be due and payable on the first day of each month through the maturity date at an interest rate equal to 12% per annum.  At June 30, 2009, approximately $73,500 in unpaid interest was added to the principal balance.  The entire outstanding principal balance together with all accrued but unpaid interest will be due and payable in full on the maturity date.

Certain of the loan agreements contain restrictive covenants that require, among other things, the Company to not incur any additional indebtedness without the prior consent of its lenders and distributions can not be made except for income tax purposes, and require the Company to submit audited financial statements acceptable to lender in a timely manner.  As of December 31, 2008, the Company was not in compliance with the loan covenants and was being charged the default rate of interest (18%) on each loan.  Since the Company was considered to be in default at December 31, 2008, all outstanding balances are classified as current on the balance sheet.

The Company, as of August 31, 2009, has been assessed approximately $383,000 in additional default interest related to these notes.

Note 7 – Sale-leaseback transaction

During 2007, the Company purchased and then immediately sold 25 acres of land, including the buildings, structures, other improvements and equipment, in a separate sale-leaseback transaction to an unrelated, third party for an aggregate amount of approximately $21,000,000. The term of the lease expires on December 31, 2027. Under the terms of the sale-leaseback agreement, the Company has an option to repurchase the property. The agreement calls for monthly payments of $157,500 for three years and every three years thereafter there are escalators to the payments based on various indexes with a minimum increase of 3% and a maximum increase of 5%.

The land, buildings, structures, other improvements and equipment, involved in this transaction are included in property and equipment as follows:

Land	$663,803
Buildings, structures and other improvements	16,544,381
Equipment	2,020,711
19,228,895
Gain on sale of assets	1,771,105
$21,000,000

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 7 – Sale-leaseback transaction (continued)

On September 26, 2008, the Company entered into a First Amendment to Vineyard and Winery Lease agreement (the “First Amendment”).  The First Amendment adds an additional adjacent parcel (the “Back Parcel”) to the original Vineyard and Winery Lease agreement.  In addition, the First Amendment increases the rent by an amount equal to the cost incurred by lessor in connection with the acquisition of the Back Parcel multiplied by the capitalization rate, as defined and set forth in the lease.  As of the effective date of the First Amendment, the initial consideration was increased by an amount equal to approximately $737,000 which is also equal to the purchase price payable by lessor for the Back Parcel.

During 2008, the Company made certain improvements to various property, plant and equipment at EOS Estate Winery and related costs were reimbursed or paid by the same unrelated, third party noted above.  Because of these improvements, the initial consideration was increased by an amount equal to approximately $1,700,000. The rent was increased by an amount equal to the cost incurred by lessor in connection with these improvements  multiplied by the capitalization rate, as defined and set forth in the lease.

Future obligations under the sale-leaseback are:

2009	$2,110,800
2010	2,145,200
2011	2,195,200
2012	2,195,200
2013	2,224,500
Thereafter	34,529,322
Total minimum lease payments	45,400,222
Less: amount representing interest	(22,463,970)
Financing obligation	$22,936,252

Note 8 – Retirement plans

The Company maintains various profit-sharing plans under which eligible employees may contribute pre-tax dollars through salary deferral.  Substantially all employees are eligible to participate.  The Company matches 100% of employee contributions up to various amounts based on the entity.  The Company contributions to the plan were approximately $17,000 for the six-month period ended June 30, 2009, $37,000 for the year ended December 31, 2008 and $15,000 for the period March 20, 2007 (inception) to December 31, 2007.

Note 9 – Commitments and contingencies

The Company also leases some of its machinery and equipment under non-cancelable capital and operating leases.  Most of these leases provide the Company with renewal and purchase options, and most leases of machinery and equipment have certain early cancellation rights.  Rent expense for these operating leases was $22,000, during the period from March 20, 2007 (inception) to December 31, 2007, $7,839 for the year ended December 31, 2008 and $3,932 for the six months ended June 30, 2009.

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 9 – Commitments and contingencies (continued)

Future minimum payments under the above non-cancelable lease arrangements for the years ended December 31 are as follows:

	Operating	Capital
2009	$7,888	$108,595
2010	5,275	108,595
2011	-	108,595
2012	-	17,997
Total minimum lease payments	$13,163	343,782
Less: amount representing interest		(22,273)
Capital lease obligation		321,509
Less: current portion		110,101
Long-term portion		$211,408

The Company is involved in certain claims and legal proceedings in the normal course of business which management believes will not have a material adverse effect on the Company’s financial condition or results of operations.

The Company entered into a Master Lease Agreement with Farm Credit Leasing Services Corporation (“FCL”) on December 17, 2008 for the financing of a Solar PV Tracking system, Solar PV Fixed Tilt system, and Solar Thermal system.  These solar systems will provide a majority of the future electricity and hot water for the Company’s EOS Estate Winery, reducing or replacing electrical and natural gas requirements from the public utility grids. Total cost of the equipment financed by FCL is $4,718,889 on a 10 year operating lease, with an expiration date of December 31, 2018.  The agreement calls for monthly payments that change on January and April of every year for the term of the agreement.  During the initial five years of the agreement, the Company will receive rebate and incentive payments from the State of California, through its California Solar Initiative.  Payments made under the lease are treated as rent expense, while the rebates are treated as offsets to those expenses.  The Company has an option at the end of the initial lease term to purchase the equipment and systems for $943,778 or to extend the lease for an additional 24 months at a monthly lease amount of $43,987 per month.

Future minimum annual payments under the above non-cancelable lease arrangement for the years ended December 31 are as follows:

Payments
2009	$350,756
2010	425,236
2011	430,589
2012	436,221
2013	442,174
Thereafter	1,043,552
Total	$3,128,528

Sapphire Wines, LLC
Emerald Wines, LLC

Notes to Combined Financial Statements

Note 10 – Subsequent event

On October 16, 2009, the Company's owners entered into a membership interest purchase agreement (the "Purchase Agreement").  Under the Purchase Agreement, the issued and outstanding membership interests of the Company will be sold to The St. James Eos Wine Company (the “Buyer”), a wholly owned subsidiary of The St James Company. The Purchase Agreement sets forth detailed terms of the sale.   The Company's owners will receive 2,500,000 shares of restrictive stock in The St. James Company, seller notes for the remainder of the purchase price and an opportunity to earn an additional 300,000 shares of restrictive stock in The St. James Company.  The final selling price is subject to a working capital adjustment.

The Company has evaluated subsequent events through October 27, 2009, in connection with the preparation of these financial statements which is the date the financial statements were issued.